As filed with the Securities and Exchange Commission on December 14, 2004

Registration No. 333- ________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVELLUS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	77-00246
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

4000 North First Street
San Jose, CA 95134
(Address of principal executive offices)

Novellus Systems, Inc. Retirement Plan
(Full title of the Plan(s))

Kevin S. Royal
Vice President, Chief Financial Officer
Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134
(Name and address of agent for service)

408-943-9700
(Telephone number, including area code, of agent for service)

Copy to:

William D. Sherman
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304

650-813-5600

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to	offering price	aggregate offering	Amount of
Title of Securities to be Registered	be registered (1)	per share	price	registration fee
Common Stock, no par value per share	817,065 shares(2)	$27.68 (3)	$22,616,360.00(3)	$2,662.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares of Novellus Systems, Inc. Common Stock which may be offered and issued to prevent dilution from stock splits, stock dividends or other similar transactions as provided in the above-referenced agreements.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, with regard to the shares of Common Stock being registered pursuant to the Novellus Systems, Inc. Retirement Plan this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Represents the amount of shares authorized to be issued under the Novellus Systems, Inc. Retirement Plan.

(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price of $ 27.68 per share represents the average of the high and low price per share of Common Stock of Novellus Systems, Inc., as reported on the Nasdaq National Market on December 9, 2004.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to the employee as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 which includes audited financial statements for the Registrant’s latest fiscal year.

b)	The Registrant’s Annual Report on Form 11-K for the Novellus Systems, Inc. Retirement Plan filed on June 25, 2004.

c)	The Registrant’s Current Report on Form 10-Q for the fiscal quarters ended on March 27, 2004, June 26, 2004 and September 25, 2004.

d)	The Registrant’s Current Reports on Form 8-K and Form 8-K/A filed on July 12, 2004, September 10, 2004 and September 24, 2004.

e)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

f)	The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed with the Commission on August 31, 1988 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act. The Registrant’s Articles of Incorporation and Bylaws provide for indemnification of its directors and officers, and permits indemnification of employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent auditors

23.3	Consent of Mohler, Nixon & Williams Accountancy Corporation, Independent Accountants

24.1	Power of Attorney (see Signature Page)

Item 9. Undertakings.

     a) The undersigned Registrant hereby undertakes:

          1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Novellus Systems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 14, 2004.

NOVELLUS SYTEMS, INC.
By:	/s/ Kevin S. Royal
Kevin S. Royal
Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard S. Hill and Kevin S. Royal, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Richard S. Hill Richard S. Hill	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	December 14, 2004

/s/ Kevin S. Royal Kevin S. Royal	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2004

/s/ Neil R. Bonke Neil R. Bonke	Director	December 14, 2004

Signature	Title	Date

Youssef A. El-Mansy	Director

/s/ J. David Litster J. David Litster	Director	December 14, 2004

/s/ Yoshio Nishi Yoshio Nishi	Director	December 14, 2004

/s/ Glen G. Possley Glen G. Possley	Director	December 14, 2004

/s/ Ann D. Rhoads Ann D. Rhoads	Director	December 14, 2004

/s/ William R. Spivey William R. Spivey	Director	December 14, 2004

/s/ Delbert Whitaker Delbert Whitaker	Director	December 14, 2004

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent auditors

23.3	Consent of Mohler, Nixon & Williams Accountancy Corporation, Independent Accountants

24.1	Power of Attorney (see Signature Page)